Exhibit 4.1
Form of Warrant

STOCK PURCHASE WARRANT

To Subscribe for and Purchase
Common Stock of

AUGME TECHNOLOGIES, INC.

THIS CERTIFIES THAT, for value received, [___________], or its registered assigns, (herein referred to as the “Purchaser” or “holder”), is entitled to subscribe for and purchase from Augme Technologies, Inc. (herein called the “Company”), a corporation organized and existing under the laws of the State of Delaware, [   ] fully paid and nonassessable shares (“Shares”) of common stock (herein the “Common Stock”) (subject to the limitation in Section 2(b) and to adjustment as noted below) at the exercise price of $0.66 per Share (the “Warrant Purchase Price”) (subject to adjustment as noted below). This Warrant may only be exercised during the Exercise Period specified herein. This Warrant has been issued together with Shares of the Common Stock in a public offering registered on the Company’s Registration Statement on Form S-3 (Reg. No. 333-175191) (the “Registration Statement”) filed with the U.S. Securities and Exchange Commission (the “SEC”) in connection with a public offering (the “Offering”) described in the prospectus supplement dated January 30, 2013 filed with the SEC.

This Warrant is subject to the following provisions, terms and conditions:

1.           The Warrant exercise period (the “Exercise Period”) for this Warrant shall begin on the date of the issuance of this Warrant at the closing of the Offering and shall end on February 4, 2018.

2.           The rights represented by this Warrant may be exercised by the holder hereof as follows:

(a)           The rights represented by this Warrant may be exercised by the holder hereof, in whole or in part, by written notice of exercise delivered to the Company and upon payment to it of the Warrant Purchase Price for such Shares. The Company agrees that the Shares so purchased shall be and are deemed to be issued to the holder hereof as the record owner of such Shares as of the close of business on the date on which the notice of exercise shall have been delivered, provided that payment for such Shares is sent by the holder no later than the Business Day immediately following the date the notice of exercise is delivered.  Subject to the provisions of the next succeeding paragraph, within 3 Business Days after the rights represented by this Warrant shall have been exercised the Company shall cause its transfer agent to issue the Shares of stock so purchased to Purchaser in book–entry format and deliver evidence of such issuance to Purchaser, and, unless this Warrant has expired, a new Warrant representing the number of Shares, if any, with respect to which this Warrant shall not then have been exercised shall also be delivered to the holder hereof within such time.

(b)           Notwithstanding anything to the contrary contained herein, the number of Shares that may be acquired by the holder upon any exercise of this Warrant (or otherwise in respect hereof) shall be limited to the extent necessary to insure that, following such exercise (or other issuance), the total number of shares of Common Stock then beneficially owned by such holder and its affiliates and any other persons whose beneficial ownership of Common Stock would be aggregated with the holder's for purposes of Section 13(d) of the Exchange Act, does not exceed 4.99% of the total number of issued and outstanding shares of Common Stock (including for such purpose the shares of Common Stock issuable upon such exercise).  For such purposes, beneficial ownership shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder.  This provision shall not restrict the number of shares of Common Stock which a holder may receive or beneficially own in order to determine the amount of securities or other consideration that such holder may receive in the event of a Fundamental Transaction as contemplated in Section 5 of this Warrant.  By written notice to the Company, a holder may waive the provisions of this Section 2(b) as to itself but any such waiver will not be effective until the 61st day after delivery thereof and such waiver shall have no effect on any other holder.

3.           The Company represents and warrants that this Warrant has been duly authorized by all necessary corporate action, has been duly executed and delivered and is a legal and binding obligation of the Company, enforceable against the Company in accordance with the terms of this Warrant, except to the extent (i) such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ and contracting parties’ rights generally and (ii) such enforceability may be subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). The Company covenants and agrees that all Shares which may be issued upon the exercise of the rights represented by this Warrant according to the terms hereof or represented by the Common Stock will, upon issuance and payment therefor, be duly authorized and issued, fully paid and nonassessable. The Company further covenants and agrees that during the period within which the rights represented by this Warrant may be exercised, the Company will at all times have authorized, and reserved for the purpose of issue or transfer upon exercise of the subscription rights evidenced by this Warrant, a sufficient number of shares of its Common Stock to provide for the exercise of the rights represented by this Warrant, free from preemptive rights or other actual contingent purchase rights other than those held by a holder of this Warrant (as a result of holding this Warrant).

4.           The Company will pay any documentary stamp taxes attributable to the issuance of Shares of Common Stock upon the exercise of this Warrant; provided, however, that the Company shall not be required to pay any tax which may be payable in respect of any transfer involved in the registration of any certificates for Warrants, or shares of Common Stock issued upon exercise of this Warrant, in a name other than that of the Purchaser. The Purchaser shall be responsible for all other tax liability that may arise as a result of holding or transferring this Warrant or receiving Shares of Common Stock upon exercise hereof.

5.           The above provisions are, however, subject to the following:

(a)           The Warrant Purchase Price shall, from and after the date of issuance of this Warrant, be subject to adjustment from time to time as hereinafter provided. Upon each adjustment of the Warrant Purchase Price, the holder of this Warrant shall thereafter be entitled to purchase, at the Warrant Purchase Price resulting from such adjustment, the number of Shares obtained by multiplying the Warrant Purchase Price in effect immediately prior to such adjustment by the number of Shares purchasable pursuant hereto immediately prior to such adjustment and dividing the product thereof by the warrant purchase price resulting from such adjustment.

(b)           In case the Company shall at any time subdivide its outstanding shares of Common Stock into a greater number of shares, the Warrant Purchase Price in effect immediately prior to such subdivision shall be proportionately reduced, and conversely, in case the outstanding shares of Common Stock of the Company shall be combined into a smaller number of shares, the Warrant Purchase Price in effect immediately prior to such combination shall be proportionately increased.

(c)           Upon any adjustment of the Warrant Purchase Price or any adjustment of any material terms hereof, then and in each such case an officer of the Company shall, as soon as practicable after the occurrence of any event that requires an adjustment or readjustment, give signed written notice thereof, by first–class mail, postage prepaid, addressed to the registered holder of this Warrant at the address of such holder as shown on the books of the Company, which notice shall state the Warrant Purchase Price resulting from such adjustment, any material change in the terms of the Warrant, and the increase or decrease, if any, in the number of Shares purchasable at such price upon the exercise of this Warrant, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based.

(d)           In case any time there shall be a voluntary or involuntary dissolution, liquidation or winding up of the Company, then, in any one or more of said cases, the Company shall give written notice, by first–class mail, postage prepaid, addressed to the registered holder of this Warrant at the address of such holder as shown on the books of the Company, of the date on which such dissolution, liquidation or winding up shall take place, as the case may be. Such notice shall also specify the date as of which the holders of capital stock of record shall be entitled to exchange their capital stock for securities or other property deliverable upon such dissolution, liquidation or winding up, as the case may be. Such written notice shall be given at least 20 days prior to the action in question and not less than 20 days prior to the record date or the date on which the Company’s transfer books are closed in respect thereto.

(e)           Fundamental Transactions.

(i)           It shall be a condition to the Company’s entry into a Fundamental Transaction that (i) if the Successor Entity (or the Successor Entity’s Parent Entity) is a publicly traded entity whose common stock is quoted on or listed for trading on an U.S. national securities exchange, the Successor Entity (or Parent Entity, if applicable) assumes in writing (or remains bound by) all of the obligations of the Company under this Warrant in accordance with the provisions of this Section 5(e), including agreements (if necessary) to deliver to each holder of the Warrants in exchange for such Warrants a security of the Successor Entity (or Parent Entity, if applicable) evidenced by a written instrument substantially similar in form and substance to this Warrant, including, without limitation, an adjusted (if necessary) exercise price equal to the value for the shares of Common Stock reflected by the terms of such Fundamental Transaction, and exercisable for a corresponding number of shares of capital stock equivalent to the shares of Common Stock acquirable and receivable upon exercise of this Warrant (without regard to any limitations on the exercise of this Warrant) prior to such Fundamental Transaction, and (ii) if the Successor Entity (or the Successor Entity’s Parent Entity) is not a publicly traded entity whose common stock is quoted on or listed for trading on an U.S. national securities exchange, the Successor Entity assumes in writing (or remains bound by) all of the obligations of the Company under this Warrant pursuant to written agreements, including (if necessary) agreements to deliver to each holder of Warrants in exchange for such Warrants a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to this Warrant exercisable for the consideration that would have been issuable in the Fundamental Transaction in respect of the Warrant Shares had this Warrant been exercised immediately prior to the consummation of the Fundamental Transaction.  Upon the occurrence of any such Fundamental Transaction, the Successor Entity (or Parent Entity, if applicable) shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Warrant referring to the “Company” shall refer instead to the Successor Entity (or Parent Entity, if applicable)), and may exercise every right and power of the Company and shall assume all of the obligations of the Company under this Warrant with the same effect as if such Successor Entity (or Parent Entity, if applicable) had been named as the Company herein.  The provisions of this paragraph (e) shall similarly apply to subsequent Fundamental Transactions.

(ii)           Notwithstanding the foregoing, in the event of a Fundamental Transaction (other than a merger, consolidation or other transaction effected solely to change the Company’s jurisdiction of organization), at the written request of the Holder delivered before the 30th day after the consummation of such Fundamental Transaction, the Company (or the Successor Entity) shall purchase this Warrant from the Holder by paying to the Holder on the effective date of the Fundamental Transaction (or within five Business Days after such request if delivered after the effective date), cash in an amount equal to the Black Scholes Value of the remaining unexercised portion of this Warrant on the date of such Fundamental Transaction.

(iii)           For purposes of this Warrant, the following definitions shall apply:

“Black Scholes Value” means the value of this Warrant based on the Black and Scholes Option Pricing Model obtained from the “OV” function on Bloomberg determined as of the day of  the closing of the applicable Fundamental Transaction for pricing purposes and reflecting (i) a risk-free interest rate corresponding to the U.S. Treasury rate for a period equal to the remaining term of this Warrant as of such date of request, (ii) an expected volatility equal to the greater of (A) 100% and (B) the 100 day volatility obtained from the HVT function on Bloomberg as of the day immediately following the public announcement of the applicable Fundamental Transaction, and (iii) the underlying price per share used in such calculation shall be the sum of the price per share being offered in cash, if any, plus the value of any non-cash consideration, if any, being offered in the Fundamental Transaction.

“Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed.

“Fundamental Transaction” means that (A) the Company shall, directly or indirectly, in one or more related transactions, (i) consolidate or merge with or into (whether or not the Company is the surviving corporation) another Person, or (ii) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Company to another Person, or (iii) another Person completes a purchase, tender or exchange offer that is accepted by the holders of more than the 50% of the outstanding shares of Common Stock (not including any shares of Common Stock held by the Person or Persons making or party to, or associated or affiliated with the Persons making or party to, such purchase, tender or exchange offer), or (iv) consummate a stock purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person whereby such other Person acquires more than the 50% of the outstanding shares of Common Stock (not including any shares of Common Stock held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock purchase agreement or other business combination), or (v) reorganize, recapitalize or reclassify its Common Stock (other than as a result of a subdivision or combination of shares of Common Stock covered by Section 5(b) above) or (B) any “person” or “group” (as these terms are used for purposes of Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) is or shall become the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 50% of the aggregate ordinary voting power represented by issued and outstanding shares of Common Stock.

“Parent Entity” of a Person means a Person that, directly or indirectly, controls the applicable Person, or, if there is more than one such Person or Parent Entity, the Person or Parent Entity with the largest market capitalization as of the date of consummation of the Fundamental Transaction.

“Person” means any individual, partnership, corporation, limited liability company, association, joint stock company, trustee or trust, joint venture, unincorporated organization or any other business entity or association.

“Successor Entity” means the Person formed by, resulting from or surviving any Fundamental Transaction or the Person with which such Fundamental Transaction shall have been entered into.

(f)           If any event occurs as to which in the opinion of the Board of Directors of the Company the other provisions of this Section 5 are not strictly applicable or if strictly applicable would not fairly protect the purchase rights of the holder of this Warrant or of Common Stock in accordance with the essential intent and principles of such provisions, then the Board of Directors shall make an adjustment in the application of such provisions, in accordance with such essential intent and principles, so as to protect such purchase rights as aforesaid.

(g)           If at any time while this Warrant is outstanding, the Company shall issue or enter into any agreement or understanding to issue shares of Common Stock or securities or rights convertible or exchangeable into shares of Common Stock (“Common Stock Equivalents”) entitling any person to acquire shares of Common Stock, at a price per share less than $0.49, subject to proportionate adjustments for stock splits, combinations, dividends, or other recapitalization event (if the holder of the Common Stock or Common Stock Equivalent so issued shall at any time, whether by operation of purchase price adjustments, reset provisions, floating conversion, exercise or exchange prices or otherwise, or due to warrants, options or rights issued in connection with such issuance, be entitled to receive shares of Common Stock at a price less than $0.49, subject to proportionate adjustments for stock splits, combinations, dividends, or other recapitalization event, such issuance shall be deemed to have occurred for less than $0.49, subject to proportionate adjustments for stock splits, combinations, dividends, or other recapitalization event), then, the Warrant Purchase Price shall be multiplied by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to the issuance of such shares of Common Stock or such Common Stock Equivalents plus the number of shares of Common Stock which the aggregate offering price for such shares of Common Stock or Common Stock Equivalents would purchase at the Warrant Purchase Price, and the denominator of which shall be the sum of the number of shares of Common Stock outstanding immediately prior to such issuance plus the number of shares of Common Stock so issued or issuable.  Such adjustment shall be made whenever such Common Stock or Common Stock Equivalents are issued.  The Company shall notify the holder in writing, no later than the 5th Business Day following the issuance of any Common Stock or Common Stock Equivalent subject to this section, indicating therein the applicable issuance price, or of applicable reset price, exchange price, conversion price and other pricing terms, but failure to provide such notice will not delay or affect the reduction of the Warrant Purchase Price.

Notwithstanding the foregoing, no adjustment will be made under this paragraph (g) in respect of:  (1) the Shares to be sold hereunder, (2) the issuance of Common Stock upon the exercise of options or warrants or conversion of convertible securities disclosed as outstanding in the Registration Statement or the prospectus which is a part thereof, (3) the grant of options to purchase shares of Common Stock, or the grant of shares of stock, pursuant to equity incentive plans duly adopted by the Company’s board of directors, and (4) the sale of shares of Common Stock to employees pursuant to the Company’s employee stock purchase plans.

(i)           If the Company, at any time while this Warrant is outstanding, declares a cash or stock dividend or otherwise decides to make a distribution or distributions on shares of its Common Stock or any other equity or equity equivalent securities payable in shares of Common Stock (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Company upon exercise of this Warrant), then it shall provide the holder with written notice of such decision at least twenty (20) Business Days prior to the effective date of such event, and shall promptly honor any notice of exercise delivered by the holder during such period prior to the effective date of such event.

6.           This Warrant shall not entitle the holder hereof to any voting rights or other rights as a stockholder of the Company.

7.           This Warrant is exchangeable, upon the surrender hereof by the holder hereof at the principal office of the Company, for new Warrants of like tenor representing in the aggregate the right to subscribe for and purchase the number of shares which may be subscribed for and purchased hereunder, each of such new Warrants to represent the right to subscribe for and purchase such number of shares as shall be designated by said holder hereof at the time of such surrender.

8.           Subject to compliance with any applicable securities laws, this Warrant may be offered for sale, sold, transferred or assigned, in whole or in part, without the consent of the Company. Any such sale, transfer or other assignment shall be effected by delivery at the principal office of the Company or its designated agent, of a written assignment of this Warrant in a form reasonably satisfactory to the Company duly executed by the Holder or its agent or attorney, and of funds sufficient to pay any transfer taxes payable upon the making of such transfer.

9.           This Warrant has been registered with the SEC and qualified by state authorities, or an exemption from such registration and qualification requirements is available. The Shares of Common Stock issuable upon exercise of the Warrant may be transferred and sold in reliance on the Registration Statement. The Company will attempt to maintain the effectiveness of a current prospectus covering the Common Stock issuable upon exercise of the Warrants until the expiration or redemption of the Warrants.  If an exercise notice is delivered at a time when a registration statement permitting the holder to sell the Shares is not then effective or the prospectus forming a part thereof is not then available to the holder for the sale of the Shares, then the holder may notify the Company in an exercise notice of its election to utilize cashless exercise, in which event the Company shall issue to the holder the number of Shares determined as follows:

X = Y [(A-B)/A]

where:

X = the number of Shares to be issued to the holder.

Y = the number of Shares with respect to which this Warrant is being exercised.

A = the average of the daily volume weighted average price reported by Bloomberg L.P. for the five Business Days immediately prior to (but not including) the date of exercise.

B = the Warrant Purchase Price.

For purposes of Rule 144 promulgated under the Securities Act, it is intended, understood and acknowledged that the Shares issued in a cashless exercise transaction shall be deemed to have been acquired by the holder, and the holding period for the Shares shall be deemed to have commenced, on the date this Warrant was originally issued.

10.           The Company will not be required upon the exercise of this Warrant to issue fractions of shares of Common Stock, but may, at its option, either (a) purchase such fraction for an amount in cash equal to the current value of such fraction computed on the basis of the closing market price of a share of Common Stock as quoted on the principal exchange or trading facility on which shares of Common Stock are traded on the trading day immediately preceding the day upon which this Warrant was surrendered for exercise in accordance with Section 2 hereof, or (b) issue the required share. By accepting this Warrant, the holder hereof expressly waives any right to receive any fractional share upon exercise of a Warrant, except as expressly provided in this Section 10.

11.           If this Warrant is exercised for less than all of the then-current number of shares purchasable hereunder, then the Company shall, concurrently with the issue of the Shares of stock purchased by Purchaser upon such exercise in accordance with Section 2, issue a new warrant exercisable for the remaining number of shares purchasable under this Warrant.

12.           Upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Warrant and security reasonably satisfactory to it, the Company shall execute and deliver a new warrant of like tenor as the Warrant so lost, stolen, destroyed or mutilated.

13.           All questions concerning this Warrant will be governed and interpreted and enforced in accordance with the internal law, not the law of conflicts, of the State of New York.

IN WITNESS WHEREOF, Augme Technologies, Inc. has caused this Warrant to be signed by its duly authorized officer and this Warrant to be dated as of the date set forth above.

AUGME TECHNOLOGIES, INC.

By
Its

SUBSCRIPTION FORM

To be Executed by the Holder of this Warrant if such Holder
Desires to Exercise this Warrant in Whole or in Part

To:	Augme Technologies, Inc. (the “Company”)

The undersigned

Please insert Social Security or other
identifying number of Subscriber:

hereby irrevocably elects to exercise the right of purchase represented by this Warrant for, and to purchase thereunder, shares of the Common Stock (the “Common Stock”) provided for therein and:

___ tenders payment herewith to the order of the Company in the amount of $            , such payment being made as provided on the face of this Warrant.

___ intends that payment of the Warrant Purchase Price be made as by “Cashless Exercise”

The undersigned requests that certificates for such shares of Common Stock be issued as follows:

Name:

Address:

Deliver to:

Address:

and, if such number of shares of Common Stock shall not be all the shares of Common Stock purchasable hereunder, that a new Warrant for the balance remaining of the shares of Common Stock purchasable under this Warrant be registered in the name of, and delivered to, the undersigned at the address stated above.

Dated:

Signature
Note: The signature on this Subscription Form must correspond with the name as written upon the face of this Warrant in every particular, without alteration or enlargement or any change whatever.